Exhibit 1

Date: February 23, 2012	100 University Avenue, 9th floor
Toronto ON, M5J 2Y1
www.computershare.com

To: All Canadian Securities Regulatory Authorities

Subject: DENISON MINES CORP.

Dear Sirs:

We advise of the following with respect to the upcoming Meeting of Security Holders for the subject Issuer:

September 30,
Meeting Type:	Annual General Meeting
Record Date for Notice of Meeting:	21/03/2012
Record Date for Voting (if applicable):	21/03/2012
Beneficial Ownership Determination Date:	21/03/2012
Meeting Date:	10/05/2012
Meeting Location (if available):	Toronto, ON

Voting Security Details:

	September 30,	September 30,
Description	CUSIP Number	ISIN
COMMON	248356107	CA2483561072

Sincerely,

Computershare Trust Company of Canada /

Computershare Investor Services Inc.

Agent for DENISON MINES CORP.